Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

MORNINGSTAR PARTNERS, L.P.

This Amended and Restated Certificate of Limited Partnership of MorningStar Partners, L.P. (the “Partnership”), has been duly executed and is being filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on January 18, 2012 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. The name of the limited partnership is:

TXO Energy Partners, L.P.

2. The address of the registered office of the limited partnership in the State of Delaware is c/o Capitol Services, Inc., 108 Lakeland Ave., Dover, Delaware 19901, Kent County. The name of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware at such address is Capitol Services, Inc.

3. The name and mailing address of the general partner of the limited partnership is:

TXO Energy GP, LLC

400 West 7th Street

Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Amended and Restated Certificate of Limited Partnership to be duly executed as of the [ ● ] day of January, 2023.

TXO ENERGY GP, LLC, its general partner

By:

Name:	Brent W. Clum

Title:	President of Business Operations and Chief Financial Officer